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Exhibit 99.1


Generex Biotechnology Corporation (ticker: GNBT, exchange: NASDAQ)
News Release - 29-May-2003
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Generex Biotechnology Raises $3.215 Million Through Private Placement;
Proceeds Will Be Used for Upcoming Clinical Activities

TORONTO, May 29, 2003 /PRNewswire-FirstCall via COMTEX/ -- Generex Biotechnology Corporation (Nasdaq: GNBT) announced today that it has raised $3,215,000, with net proceeds to Generex of $3,000,000, in a private placement of its unregistered common stock. Under the terms of the transaction, Generex issued 2,795,652 shares of common stock to accredited institutional investors. The investors, who participated in previous financings for the company, also received three-year warrants to purchase shares of the company's common stock at $1.71 per share. The investors have the option to require the company to register the shares and the shares issuable upon exercise of the warrants. The Shemano Group, a San Francisco investment banking firm, acted as the placement agent in the transaction.

"We believe this additional commitment from our existing shareholders represents a strong endorsement of Generex's Oralin(TM) technology, the company's opportunities under its SARS collaboration with Antigen Express, Inc. and our upcoming clinical activities" said Anna E. Gluskin, President & Chief Executive Officer of Generex. "We look forward to establishing additional strategic relationships to exploit opportunities to further develop our promising technologies."

About Generex

Generex is engaged in the research and development of drug delivery systems and technology. To date, it has focused on developing a platform technology for the buccal delivery -- delivery to the oral cavity for absorption through the inner mouth mucosa -- of drugs that historically have been administered only by injection. Generex's buccal delivery technology has application to a large number of drugs.

This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

SOURCE Generex Biotechnology Corporation

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